Exhibit 10.4

EDISON INTERNATIONAL

EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated Effective June 19, 2014

PREAMBLE

Plan benefits are available to eligible executives and key management employees of Edison International and its participating affiliates. Amounts of compensation deferred by Participants pursuant to this Plan accrue as liabilities of the Employer under the terms and conditions set forth herein. Except as otherwise provided herein, by electing to defer compensation under the Edison International Executive Deferred Compensation Plan, Participants consent to Edison International sponsorship of the Plan, but acknowledge that Edison International is not a guarantor of the benefit obligations of other participating affiliates. Except as otherwise provided herein, each participating Edison International affiliate is responsible for payment of the accrued benefits under the Plan with respect to its own executives and key management employees subject to the terms and conditions set forth herein.
This Plan only applies to deferrals of compensation that were earned and vested prior to January 1, 2005 in accordance with the provisions of Section 3.6 and 4.2 hereof. This Plan also includes provisions that were set forth in the Edison International Severance Plan as of October 3, 2004 but that applied to this Plan and are thus not material modifications of the Plan that would cause it to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.
ARTICLE 1
DEFINITIONS
Capitalized terms in the text of the Plan are defined as follows:
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its executives in the Plan.
Alternative Exercise means the exercise of all or a portion of a Qualifying Award in exchange for an amount equal to the gain that would otherwise have been realized by the Participant being credited under this Plan.

Alternative Exercise Agreement means an agreement entered into between EIX and an Eligible Employee in accordance with Article 2 pursuant to which the Eligible Employee elects to defer under this Plan the gain resulting from any subsequent exercise of the Qualifying Award.
Annual Deferral means the amount of Compensation which the Participant elects to defer for a calendar year pursuant to Articles 2 and 3 of the Plan.
Base Salary means the Participant's annual basic rate of pay from the Employer (excluding Bonus, special awards, commissions, severance pay, and other non-regular forms of compensation) before reductions for deferrals under the Plan or the SSPP.
Beneficial Owner shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the United States Securities Exchange Act of 1934, as amended.
Beneficiary means the person or persons or entity designated as such in accordance with Article 14 of the Plan.
Board means the Board of Directors of the Company.
Bonus means the amount paid in cash to the Participant by the Employer in the form of an annual incentive award before reductions for deferrals under the Plan.
Cause means the occurrence of either or both of the following:

(1)	The Participant’s conviction for, or pleading guilty or nolo contendere to, committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

(2)	The willful engaging by the Participant in misconduct that is:

(i)
if the event giving rise to the termination of the Participant’s employment does not occur during a Protected Period, in violation of the Company’s and/or the Participant’s Severance Employer’s policies and practices applicable to the Participant from time to time; or

(ii)
if the event giving rise to the termination of the Participant’s employment occurs during a Protected Period, that would have resulted in the termination of the Participant’s employment by the Company or the Participant’s Severance Employer under the Company’s and/or the Participant’s Severance Employer’s policies and practices applicable to the Participant in effect immediately prior to the start of the Protected Period. However, no act or failure to act, on the Participant’s part, shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and his or her Severance Employer.

Change of Control means either: (i) the dissolution or liquidation of EIX or an Employer; (ii) a reorganization, merger or consolidation of EIX or an Employer with one or more corporations as a result of which EIX or an Employer is not the surviving corporation; (iii) approval by the stockholders of EIX or an Employer of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of EIX or an Employer; (iv) approval by the stockholders of EIX or an Employer of any merger or consolidation of EIX or an Employer, in which the holders of voting stock of EIX or an Employer immediately before the merger or consolidation will not own 50% or more of the outstanding voting shares of the continuing or surviving corporation immediately after the merger or consolidation; or (v) a change of at least 51% (rounded to the next whole person) in the membership of the Board of Directors of EIX or an Employer within a 24-month period, unless the election or nomination for election by stockholders of each new director within the period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twenty-four-month period, except that any replacement of directors who are employees of EIX or an Employer, with other employees of EIX or an Employer, will be disregarded and not be considered a change in membership. Notwithstanding the foregoing, any reorganization, merger or consolidation of an Employer with EIX or another Employer will be disregarded and not be considered a Change of Control. Notwithstanding the foregoing, for purposes of the definition of Protected Period, “Change of Control” means any one or more of the following:

(1)
Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Company affiliate) becomes the Beneficial Owner, directly or indirectly, or securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this clause, “Person” (or “group” as used in the definition of Person) shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution;

(2)	On any day after January 1, 2001 (the “Measurement Date”) Continuing Directors cease for any reason to constitute a majority of the Board. A director is a “Continuing Director” if he or she either:

(i)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(ii)	was elected to the Board, or was nominated for election by the Company’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.
A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (ii) above if his or her election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the date that is two years before the Measurement Date.

(3)
The Company is liquidated; all or substantially all of the Company’s assets are sold in one or a series of related transactions; or the Company is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or a surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of the Company or a sale or spin-off of a Company subsidiary (short of a dissolution of the Company or a liquidation of substantially all of the Company’s assets, determined on an aggregate basis) will not constitute a Change of Control of the Company.

(4)	The consummation of such other transaction that the Board may, in its discretion in the circumstances, declare to be a Change of Control for purposes of this Plan.
Code means the Internal Revenue Code of 1986, as amended.
Company means Edison International, or any successor thereto.
Compensation means the sum of the Participant's Base Salary and Bonus for a calendar year before deferral under this Plan or the SSPP.
Crediting Rate means the rate at which interest will be credited to Participant Deferral Accounts. The rate will be determined annually in advance of the calendar year and will be equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the five years preceding November 1st of the prior year. Effective with calendar year 2015, the rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding September 1st of the prior year. EIX reserves the right to prospectively change the Crediting Rate.
Deferral Account means the notional account established for record keeping purposes for a Participant pursuant to Article 5 of the Plan.
Deferral Period means the calendar year covered by a valid Participation Election previously submitted by a Participant, or in the case of a newly eligible Participant, the balance of the calendar year following the date of the Participation Election.
Disability means the permanent and total disability of the Participant as determined by the Employer except that for purposes of Sections 3.6, 4.2(ii) and 6.5, “Disability” means the Participant’s eligibility for benefits under his or her Severance Employer’s long-term disability plan applicable to the Participant, as determined by the Severance Employer.
EIX means Edison International.
Eligible Employee means a key employee of an Affiliate, who (i) is a U.S. employee or an expatriate who is based and paid in the U.S., (ii) is designated by the Administrator as eligible to participate in the Plan (subject to the restriction in Sections 10.2 and 12.2 of the Plan), and (iii) qualifies as a member of the "select group of management or highly compensated employees" under ERISA.
Employer means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Participant and benefits means the Affiliate employing the Participant upon the Participant’s Termination of Employment (or, as to any distribution of any benefit under the Plan prior to the Participant’s Termination of Employment, the Affiliate employing the Participant at the time of such distribution).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Excess SSPP shall mean the amount of Base Salary deferred under Section 3.5 of the Plan.
Financial Hardship means an unexpected and unforeseen financial disruption arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrator or its designee. Needs arising from foreseeable events such as the purchase of a residence or education expenses for children will not, alone, be considered a Financial Hardship.
Matching Credit means the credit added to the Participant's Deferral Account under Article 4.
Matching Base means (i) the amount of the Primary Salary Deferral or (ii) the difference between the Participant’s Base Salary and the Code Section 401(a)(17) compensation limit, or (iii) the difference between the Participant’s Base Salary and the Code 402(g) limitation divided by 0.06, whichever is greater.
Participant means an Eligible Employee who has elected to participate and has completed a Participation Election or Alternative Exercise Agreement pursuant to Article 2 of the Plan.
Participation Election means the Participant's written election to defer Compensation under the Plan submitted on the form prescribed by the Administrator for that purpose.
Person shall have the meaning ascribed to such term in Section 3(a)(9) of the United States Securities Exchange Act of 1934, as amended, and used in Section 13(d) and 14(d) thereof, including a group as contemplated by Sections 13(d)(3) and 14(d)(2) thereof.
Plan means the EIX Executive Deferred Compensation Plan.
Primary Salary Deferral means the amount deferred from Base Salary that is not Excess SSPP. The Primary Salary Deferral is subtracted from Base Salary before SSPP Contributions and Excess SSPP deferrals are calculated.
Protected Period means the period related to a Change of Control that is deemed to commence on the date that is six months before the date of the actual Change of Control and end on the date that is two years after the Change of Control.
Qualifying Award means an award granted to an Eligible Employee under the EIX Management Long-Term Incentive Compensation Plan, the EIX Officer Long-Term Incentive Compensation Plan or the EIX Equity Compensation Plan, other than an EIX nonqualified stock option, and evidenced in writing that provides (or is amended to provide) that the award may be Alternatively Exercised under this Plan; provided, however, that an award will not be a Qualifying Award if it will expire, by its terms, before the end of the six-month period commencing with the date that the Alternative Exercise Agreement is submitted to and received by the Administrator.
Retirement means a separation from service under terms constituting a retirement for purposes of the nonqualified executive retirement plan covering the Participant.
Scheduled Withdrawal means a distribution of all or a portion of the vested amount of deferrals and earnings credited to the Participant's Deferral Account as elected by the Participant pursuant to the provisions of Article 11 of the Plan.
Severance Employer means the Company or any affiliated business of the Company that has adopted this Plan with the written consent of the Company, including but not limited to Southern

California Edison, Edison Capital, Edison Mission Energy or Edison O&M (or any such entity’s successor). As the context may require, a Participant’s Severance Employer means the Severance Employer that employs or last employed the Participant.
Severance Plan Benefit Election means a special election under Section 6.5.
SSPP means the Southern California Edison Company Stock Savings Plus Plan as amended from time-to-time.
Termination Date means the last day that the Participant is actually employed by a Severance Employer in connection with the event that entitles the Participant to severance benefits.
Termination for Cause means the Termination of Employment of the Participant upon willful failure by the Participant to substantially perform his or her duties for the Employer or the willful engaging by the Participant in conduct which is injurious to the Employer, monetarily or otherwise.
Termination of Employment means the voluntary or involuntary cessation of the Participant's employment with the Employer for any reason other than death or Retirement. Termination of Employment will not be deemed to have occurred for purposes of this Plan if the Participant is reemployed by an Affiliate within 30 days of ceasing work with the Employer.
Unscheduled Withdrawal means a distribution of all or a portion of the vested amount and earnings credited to the Participant's Deferral Account as requested by the Participant pursuant to the provisions of Article 11 of the Plan.
Valuation Date means the last day of the month in which Termination of Employment, Retirement, or death occurs, or the day before a Scheduled Withdrawal or Unscheduled Withdrawal occurs.
Vesting means the Participant's right to receive any amount deferred, Matching Credits, and/or earnings thereon as provided in Article 4.
ARTICLE 2
PARTICIPATION
2.1 Commencement
(a)    Salary and Bonus. An Eligible Employee will become a Participant in the Plan on the first day of the calendar year or the first day of the pay period coincident with or next following the date the employee became an Eligible Employee, provided the Eligible Employee has submitted to the Administrator a Participation Election prior to that date. Except for employees who become newly eligible during the calendar year, the Participation Election must be submitted to the Administrator during the enrollment period designated by the Administrator which will always be prior to the commencement of the calendar year.
(b)    Qualifying Awards. An Eligible Employee may also become a Participant in the Plan by electing to alternatively exercise all or a portion of a Qualifying Award as provided in Section 3.2.
2.2 Annual Deferral
Subject to the restrictions in Article 3, the Eligible Employee will designate his or her Annual Deferral for the covered calendar year on the Participation Election.

2.3 Continuation of Participation
A Participant may not elect to defer Compensation under the Plan unless the Participant is an Eligible Employee for the calendar year for which the election is made. Once a Deferral Account balance has been established, the individual will continue as a Participant in the Plan until the Participant no longer has a Deferral Account balance under the Plan. In the event a Participant is later employed by an affiliated company that does not participate in the Plan, the Participant's Annual Deferral will cease, and the Participant's Deferral Account will remain in effect until such time as the benefits are distributed as elected on the Participant’s last valid Participation Election or Alternative Exercise Agreement.
ARTICLE 3
EMPLOYEE DEFERRALS
3.1 Participation Election
(a)    Annual Deferral. Eligible Employees may elect to make an Annual Deferral under the Plan by submitting a Participation Election during the applicable enrollment period. The Participant may designate a specified amount or a percentage of Base Salary to be deferred as a Primary Salary Deferral. The Participant may designate a specified amount, a percentage, or a whole percentage in excess of a specified amount of Bonus to be deferred. The Participant may also designate a percentage rate, up to the maximum deferral rate permitted under the SSPP, at which to defer additional amounts of Base Salary as Excess SSPP once the limits of SSPP contributions are reached as provided in Section 3.5. Once made, this Participation Election will continue to apply for subsequent Deferral Periods unless the Participant submits a new Participation Election form during a subsequent enrollment period changing the deferral amount or revoking the existing election. A Participation Election may be revoked by the Participant upon 30 days written notice to the Administrator; however, such Participant will be ineligible to make an Annual Deferral under the Plan for the following calendar year.
(b)    Minimum Annual Deferral. The minimum amount of Base Salary that may be designated as Primary Salary Deferral is $2,000. The minimum amount of Bonus that may be designated for deferral is $2,000. There is no minimum percentage.
(c)    Maximum Annual Deferral. The maximum Primary Salary Deferral from Base Salary for a calendar year is 75% of Base Salary. The maximum deferral from Bonus for a calendar year is 100% of the Bonus.
3.2 Alternative Exercise of Qualifying Awards
(a)    Form of Agreement. Eligible Employees may elect to defer gains on future exercises of Qualified Awards by completing and executing an Alternative Exercise Agreement and submitting it to the Administrator. Such an election is irrevocable. The Alternative Exercise Agreement must specify the portion of the Qualifying Award that the Participant will alternatively exercise under this Plan. Acting through any of its officers, EIX will execute the Alternative Exercise Agreement and return a copy to the Participant. Subject to the limitations of Section 3.2(b), the Qualifying Award may be exercised by submitting a notice of Alternative Exercise on the form approved by the Administrator for that purpose.
(b)    Limited Ability to Exercise Qualifying Award. Any Qualifying Award (or portion thereof) which is subject to an Alternative Exercise Agreement may not be exercised at all during the six‑month period following the date the Administrator receives the Participant's Alternative Exercise Agreement. Upon any exercise thereafter, gains will be credited as provided under Section 5.2(c). The Qualifying Award remains subject to all applicable limitations as to the time or times during which it may be exercised as provided in the terms and conditions of the Qualifying Award.
(c)    Termination of Alternative Exercise Agreements. If, prior to the end of the six-month period described above, (i) a Participant’s employment with the Company (including any Subsidiary) is terminated, or (ii) unless the Committee otherwise provides, a Change of Control event occurs, the Participant's Alternative Exercise Agreement will terminate and the related Qualifying Award may then be exercised in accordance with the terms and conditions of the Qualifying Award without regard to the Alternative Exercise provisions.
(d)    Other Terms of Alternative Exercise Agreements. No Alternative Exercise Agreement will have the effect of extending the term or otherwise changing the terms of any Qualifying Award (except as expressly contemplated hereby in respect of the consequences of exercise). No Alternative Exercise Agreement may be amended or terminated except as specifically provided herein.
3.3 Deferral of Special Awards
At the discretion of the Employer, up to 100% of any special award made to an Employee for employment, retention, recognition, achievement, retirement, or severance may be deferred under this Plan subject to any additional terms and conditions the Employer may impose.
3.4 [Intentionally blank]
3.5 Excess SSPP
Notwithstanding the above maximum deferral limits, the Participant may elect to defer the receipt of additional amounts of Base Salary calculated by the Administrator that would have been contributed to the SSPP but for the limits upon SSPP contributions and benefits established by Sections 401(a)(17), 402(g) and 415 of the Code. Such amounts will be credited to the Participant's Deferral Account.
3.6 Vesting
The Participant's right to receive Compensation deferred under this Article 3 and any earnings thereon will be 100% vested at all times. Notwithstanding the foregoing, any special award deferred under Section 3.3 and any earnings thereon may be subject to vesting terms.

ARTICLE 4
MATCHING CREDITS
4.1 Amount
Matching Credits will be added by the Employer to the Participant's Deferral Account under this Plan equal to (i) one-half of the amount of Base Salary deferred under the Plan up to a maximum base salary Matching Credit equal to 3% of the Participant’s Matching Base, plus (ii) one-half of the amount of Bonus deferred under the Plan up to a maximum bonus Matching Credit equal to 3% of the Bonus.
4.2 Vesting
The Participant's Matching Credits and earnings thereon for any calendar year will vest (i) when the Participant has completed five years of service with an Affiliate; or (ii) upon the death, Retirement or Disability of the Participant.
ARTICLE 5
DEFERRAL ACCOUNTS
5.1 Deferral Accounts
Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant with such subaccounts as the Administrator or its record keeper find necessary or convenient in the administration of the Plan.
5.2 Timing of Credits
(a)    Annual Deferrals. The Administrator will credit to the Deferral Account the Annual Deferrals under Article 3 at the time the deferrals would otherwise have been paid to the Participant but for the Participation Election.
(b)    Matching Credits. Until vested, Matching Credits under Article 4 will be conditionally credited to the Deferral Account at the same time the related deferrals are credited to the Deferral Account.
(c)    Qualifying Award Gains. As of the Alternative Exercise date of a Qualifying Award, a Participant’s Deferral Account will be credited with an amount equal to the gain that would have been realized by the Participant had the Qualifying Award been exercised without regard to the Alternative Exercise Agreement.
(d)    Interest Crediting Dates. The Administrator will credit interest at the Crediting Rate to the Participant's Deferral Account on a daily basis, compounded annually.
(e)    Statement of Accounts. The Administrator will periodically provide to each Participant a statement setting forth the balance of the Deferral Account maintained for the Participant.
ARTICLE 6
RETIREMENT BENEFITS
6.1 Amount
Upon Retirement, the Employer will pay to the Participant a retirement benefit in the form provided in Section 6.2, based on the balance of the Deferral Account as of the Valuation Date in accordance with the Participant’s prior elections. If paid as a lump sum, the retirement benefit will be equal to the Deferral Account balance. If paid in installments, the installments will be paid in amounts that will amortize the Deferral Account balance with interest credited at the Crediting Rate over the period of time benefits are to be paid. For purposes of calculating installments, the Deferral Account will be valued as of December 31 each year, and the subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.
6.2 Form of Retirement Benefits
The Participant may elect on the Participation Election and the Alternative Exercise Agreement to have the retirement benefit paid:

(i)	In a lump sum,

(ii)	In installments paid monthly over a period of 60, 120, or 180 months, or

(iii)	In a lump sum of a portion of the Deferral Account upon Retirement with the balance in installments paid monthly over a period of 60, 120, or 180 months.
If no valid election is made, the Administrator will pay the retirement benefit in installments over a 180-month period. Participants may change the form of payout by written election filed with the Administrator; provided, however, that if the Participant files the election less than 13 months prior to the date of Retirement, the payout election in effect 13 months prior to the date of Retirement will govern.
6.3 Commencement of Benefits
Payments will commence within 60 days after the date of Retirement.
6.4 Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion:

(i)	pay the benefits in a single lump sum if the sum of all benefits payable to the Participant is less than or equal to $3,500.00, or

(ii)	reduce the number of installments elected by the Participant to 120 or 60 if necessary to produce a monthly benefit of at least $300.00.
6.5 Severance Benefit
Notwithstanding anything herein to the contrary, if a Participant is terminated by the Severance Employer without Cause (and other than due to the Participant’s Disability), the Participant may, on such form and in such manner as EIX may prescribe, make a Severance Plan Benefit Election:

(a)
to commence payment of his or her benefits as soon as administratively practicable following his or her Termination Date or as soon as administratively practicable following the later of his or her Termination Date or his or her attainment of age 55 and

(b)
to specify the form of payment from among those otherwise available under the Plan for a termination due to retirement or resignation. The Participant’s special Severance Plan Benefit Election shall be effective only if the Participant’s account balance is at least $50,000 on the Participant’s Termination Date and only if such election is received by EIX at least 90 days before the Participant’s Termination Date.

If the Participant does not timely make a valid Severance Plan Benefit Election, or if the Participant’s account balance is less than $50,000 on the Participant’s Termination Date, then the Participant’s benefit (if any) will be paid as soon as practicable following the Participant’s Termination Date in the form of a lump sum or three annual installments in accordance with the provisions of the Plan and the Participant’s prior election (if any). In any case, the Participant’s unpaid account balance will be credited with interest following his or her Termination Date at the same rate that is applicable to active employees’ accounts.
ARTICLE 7
TERMINATION BENEFITS
7.1 Amount
No later than 60 days after Termination of Employment, the Administrator will pay to the Participant a termination benefit equal to the vested balance of the Deferral Account as of the Valuation Date, or will commence installments, as provided in Section 7.2.
7.2 Form of Termination Benefits
The Administrator will pay the termination benefits in a single lump sum unless the Participant has previously elected payment to be made in three annual installments. Installments paid under this Section 7.2 will include interest at the Crediting Rate and will be redetermined annually to reflect adjustments in that rate. Notwithstanding the foregoing, any Termination for Cause will result in an immediate lump sum payout.
ARTICLE 8
SURVIVOR BENEFITS
8.1 Pre-Retirement Survivor Benefit
If the Participant dies while actively employed by an Affiliate, the Administrator will pay a lump sum or commence monthly installments in accordance with the Participant’s prior election within 60 days after the Participant's death. The payment(s) will be based on the Participant's Deferral Account balance as of the Valuation Date; provided however, that if the Participant’s death occurs within ten years of (i) the date he or she first became an Eligible Employee, or (ii) January 1, 1995, whichever is later, then the Beneficiary’s payment(s) will be based on twice the Participant’s Deferral Account balance as of the Valuation Date. Notwithstanding the foregoing, the portion of the Deferral Account balance attributable to Alternative Exercises of Qualifying Awards and related earnings will not be doubled.
8.2 Post-Retirement Survivor Benefit
If the Participant dies after Retirement, the Administrator will pay to the Participant's Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period the benefits would have been paid to the Participant; provided however, if the Participant’s death occurs within ten years of (i) the date he or she first became an Eligible Employee, or (ii) January 1, 1995, whichever is later, then the Beneficiary’s death benefit will be based on twice the Participant’s Deferral Account balance as of the Valuation Date. Notwithstanding the foregoing, the portion of the Deferral Account balance attributable to Alternative Exercises of Qualifying Awards and related earnings will not be doubled.

8.3 Post-Termination Survivor Benefit
It the Participant dies following Termination of Employment, but prior to the payment of all benefits under the Plan, the Beneficiary will be paid the remaining balance in the Participant’s account in a lump sum. No double benefit will apply.
8.4 Changing Form of Benefit
Beneficiaries may petition the Administrator once, and only after the death of the Participant, for a change in the form of survivor benefits. The Administrator may, in its sole and absolute discretion, choose to grant or deny such a petition.
8.5 Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion:

(i)	pay the benefits in a single lump sum if the sum of all benefits payable to the Beneficiary is less than or equal to $3,500.00, or

(ii)	reduce the number of installments elected by the Participant to 120 or 60 if necessary to produce a monthly benefit of at least $300.00.
ARTICLE 9
DISABILITY
Upon determination that a Participant has suffered a Disability, deferrals under the Plan will cease. The Administrator will pay Plan benefits upon the Participant’s Retirement or death according to the Participant's prior election.
ARTICLE 10
CHANGE OF CONTROL
Within two years after a Change of Control, any Participant or Beneficiary in the case of an EIX Change of Control, or the affected Participants or Beneficiaries in the case of an Employer Change of Control, may elect to receive a distribution of the balance of the Deferral Account. There will be a penalty deducted from the Deferral Account prior to distribution pursuant to this Article 10 equal to 5% of the total balance of the Deferral Account (instead of the 10% reduction otherwise provided for in Section 11.2). If a Participant elects such a withdrawal, any on-going Annual Deferral will cease, and the Participant may not again be designated as an Eligible Employee until one entire calendar year following the calendar year in which the withdrawal was made has elapsed.
ARTICLE 11
SCHEDULED AND UNSCHEDULED WITHDRAWALS
11.1 Scheduled Withdrawals
(a)    Election. When submitting a Participation Election or an Alternative Exercise Agreement, a Participant may elect to receive a distribution of a specific dollar amount or a percentage of the Annual Deferral or Qualifying Award gain deferral that will subsequently be made at a specified year in the future when the Participant will still be an active employee. In the case of Annual Deferrals, the election must be made on an In-Service Distribution Election Form and submitted concurrently with the Participation Election. In the case of Qualifying Awards, the election must be made on the Alternative Exercise Agreement at the time it is initially submitted to the Administrator. The election of a Scheduled Withdrawal will only apply to the Annual Deferral, Matching Credits and related earnings for that Deferral Period, or the Qualified Award gain specified on the Alternative Exercise Agreement and related earnings.
(b)    Timing and Form of Withdrawal. The year specified for the Scheduled Withdrawal may not be sooner than the second calendar year following the calendar year in which the deferral occurs, or in the case of Alternative Exercise Agreement, no sooner than the second calendar year following the calendar year in which the Qualifying Award is Alternatively Exercised. The Participant will receive a lump sum distribution of the amount elected on January 1st of the calendar year specified. Any Scheduled Withdrawal election will be superseded by distributions due to the Retirement, Termination of Employment or death of the Participant.
(c)    Remaining Deferral Account. The remainder, if any, of the Participant's Deferral Account following payment of a Scheduled Withdrawal will continue in effect and will be distributed in the future according to the terms of the Plan and the Participant’s elections.
11.2 Unscheduled Withdrawals
(a)    Election. A Participant (or Beneficiary if the Participant is deceased) may request in writing to the Administrator an Unscheduled Withdrawal of all or a portion of the entire vested amount credited to the Participant's Deferral Account, including earnings, which will be paid within 30 days in a single lump sum; provided, however, that (i) the minimum withdrawal will be 25% of the Deferral Account balance, (ii) an election to withdraw 75% or more of the balance will be deemed to be an election to withdraw the entire balance, and (iii) such an election may be made only once in a calendar year.
(b)    Withdrawal Penalty. There will be a penalty deducted from the Deferral Account prior to an Unscheduled Withdrawal equal to 10% of the Unscheduled Withdrawal. If a Participant elects such a withdrawal, any on-going Annual Deferral will cease, and the Participant may not again be designated as an Eligible Employee until one entire calendar year following the calendar year in which the withdrawal was made has elapsed.
(c)    Small Benefit Exception. Notwithstanding any of the foregoing, if the sum of all benefits payable to the Participant or Beneficiary who has requested the Unscheduled Withdrawal is less than or equal to $3,500.00, the Administrator may, in its sole discretion, elect to pay out the entire Deferral Account (reduced by the 10% penalty) in a single lump sum.

ARTICLE 12
CONDITIONS RELATED TO BENEFITS
12.1 Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.
12.2 Financial Hardship Distribution
A Participant may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator (or its delegate) will have the sole authority to approve or deny such requests. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Administrator (or its delegate) may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make deferrals under the Plan until one entire calendar year following the calendar year in which a distribution based on Financial Hardship was made has elapsed.
12.3 No Right to Assets
A Participant’s benefits paid under the Plan will be paid from the general funds of the Employer, and the Participant and any Beneficiary will be no more than unsecured general creditors of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. The Participant will have no claim to benefits from any other Affiliate. Each Affiliate is responsible for payment of the accrued benefits the Plan with respect to its own Eligible Employees subject to the terms and conditions set forth herein. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 12.3, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 12.3 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of compensation that would otherwise be paid by the Affiliate but which has been deferred and is or becomes a Plan benefit obligation of EIX or other Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Affiliate to EIX of relevant benefits accrued through the date of EIX’s election with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Affiliate to EIX beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Affiliate to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis.
12.4 Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.
12.5 Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.
ARTICLE 13
PLAN ADMINISTRATION
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.
ARTICLE 14
BENEFICIARY DESIGNATION
The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary, and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator will direct the distribution of the benefits to the Participant's estate. If a Beneficiary dies after commencement of payments to the Beneficiary, a lump sum of any remaining payments will be paid to that person’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 15
AMENDMENT OR TERMINATION OF PLAN
15.1 Amendment of Plan
Subject to the terms of Section 15.3, EIX may amend the Plan at any time in whole or in part, provided, however, that the amendment (i) will not decrease the balance of the Participant's Deferral Account at the time of the amendment and (ii) will not retroactively decrease the applicable Crediting Rates of the Plan prior to the time of the amendment. EIX may amend the Crediting Rates of the Plan prospectively, in which case the Administrator will notify the Participant of the amendment in writing within 30 days after the amendment.
15.2 Termination of Plan
Subject to the terms of Section 15.3, EIX may terminate the Plan at any time. If EIX terminates the Plan, the date of such termination will be treated as the date of Termination of Employment for the purpose of calculating Plan benefits, and the benefits the Participant is entitled to receive under the Plan will be paid to the Participant in a lump sum within 60 days.
15.3 Amendment or Termination After Change of Control
Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change of Control and will not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of the two year period following a Change of Control.
15.4 Exercise of Power to Amend or Terminate
Except as provided in Section 15.3, EIX’s power to amend or terminate the Plan will be exercisable by the Compensation and Executive Personnel Committee of EIX’s Board of Directors.
15.5 Constructive Receipt Termination
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan will terminate and distributions will be made to Participants in accordance with the provisions of Section 15.2 or as may be determined by the Administrator. The determination of the Administrator under this Section 15.5 will be binding and conclusive.

ARTICLE 16
CLAIMS AND REVIEW PROCEDURES
16.1 Claims Procedure for Claims other than for Vesting due to Disability
(a)    Except for claims due to Disability, the Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “Claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a Claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b)    If a Claimant is determined by the Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the Claimant. In the event of the death of the Claimant, the same procedures will apply to the Claimant's Beneficiaries.
16.2 Claims Procedure for Claims due to Disability
(a)    Within a reasonable period of time, but not later than 45 days after receipt of a claim due to Disability, the Administrator or its delegate shall notify the Claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. Except as contemplated by this Section, in no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the Claimant has at least 45 days within which to provide the specified information.
(b)    In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review; (v) if an internal rule, guideline, protocol or similar criterion (“internal standard”) was relied upon in making the determination, a copy of the internal standard or a statement that the internal standard shall be provided to the Claimant free of charge upon request; and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.
(c) If a Claimant is determined by the Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 180 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 45 days after receipt by the Administrator of the petition, the Administrator will afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the Claimant of its decision in writing within the 45-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and including the information described in Section 16.2(b) above. If, due to special circumstances (for example, because of the need for a hearing), the 45-day period is not sufficient, the decision may be deferred for up to another 45-day period at the election of the Administrator, but notice of this deferral will be given to the Claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.
16.3 Dispute Arbitration
(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 16.3 shall be the sole remedy available to a Claimant after he or she has exhausted the claim and review procedures set forth in Section 16.1. Furthermore, exhaustion by the Claimant of the claim and review procedures set forth in Section 16.1 is a mandatory prerequisite for binding arbitration under this Section 16.3. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 16.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.
(b)    After a Claimant has exhausted the claim and review procedures set forth in Section 16.1, if the Claimant is determined by the Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant may submit his or her claim to final and binding arbitration under this Section 16.3.
Any arbitration under this Section 16.3 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 16.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change of Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change of Control shall, if it is challenged by the claimant in accordance with this Section 16.3, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.
(c)    Notwithstanding any contrary provisions of this Section 16.3, if the claim is for Disability benefits, the following rules apply: (1) arbitration under this Section 16.3 shall be the mandatory second level of appeal following the exhaustion by the Claimant of the claim and review procedures set forth in Section 16.2, and such exhaustion is a mandatory prerequisite for arbitration under this Section 16.3—any arbitration or civil action brought with respect to a claim for Disability benefits prior to the exhaustion of the claim and review procedures set forth in Section 16.2 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted; (2) arbitration of a claim for Disability benefits under this Section 16.3 shall not be binding, and the Claimant shall not be precluded from challenging the decision of the Arbitrator in a civil action brought pursuant to Section 502(a) of ERISA; and (3) except as specifically set forth in this Section 16.3(c), if the claim is for Disability benefits, the arbitration shall be conducted as set forth in Section 16.3(b).

ARTICLE 17
MISCELLANEOUS
17.1 Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.
17.2 ERISA Plan
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.
17.3 Trust
The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, the Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer’s share of the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.
17.4 Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continued employment with the Employer or any other Affiliate.
17.5 Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
17.6 Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.
17.7 Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
17.8 Waiver of Breach
The waiver by EIX of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.
17.9 Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

17.10 Notice
Any notice or filing required or permitted to be given to EIX under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

IN WITNESS WHEREOF, EIX has restated this Plan effective the 19th day of June, 2014.

EDISON INTERNATIONAL

/s/ Jacqueline Trapp
__________________________________________
Jacqueline Trapp
Director, Executive Talent and Rewards